EXHIBIT 99.1

SCOTT’S LIQUID GOLD-INC.

MICHAEL HYMAN JOINS COMPANY AS SENIOR VICE PRESIDENT OF SALES

DENVER, Colorado (December 19, 2012) – Scott’s Liquid Gold-Inc. (OTC BB: “SLGD”) announced today that Michael Hyman will join the Company as Senior Vice President of Sales on January 2, 2013. Mr. Hyman brings to the Company more than 30 years of sales and sales leadership experience in the consumer products industry through previous roles at, among other companies, Maybelline, Inc., California Scents and Impex Systems Group. As Senior Vice President of Sales, Mr. Hyman will have overall responsibility for all sales functions, including directing and growing the Company’s product sales across both existing and new channels and customers, driving sales strategy and execution, building and managing a high performance sales team, and developing and expanding support and tools for the sales team.

“We are excited and fortunate to have such a highly qualified sales executive join our Company,” said Mark Goldstein, President and CEO of Scott’s Liquid Gold-Inc. “Michael is well-recognized in the consumer products industry as a proven sales leader with access to most of the key retailers in the United States. Michael will be a key player in helping the Company and its sales team maximize the growth opportunities we see before us.”

Company Overview

Scott’s Liquid Gold-Inc. develops, manufactures, markets and sells quality household and skin and hair care products. The Company’s most well-recognized product, Scott’s Liquid Gold® wood cleaner and preservative, has been sold in the United States for over 60 years. The Company’s skin care products consist of Alpha Hydrox® skin care products and Neoteric Diabetic® healing cream and shampoo and scalp care. In addition, the Company is the exclusive distributor in the United States of Montagne Jeunesse skin sachets and Batiste dry shampoo manufactured by two other companies. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol “SLGD”.

This press release may contain “forward-looking” statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company’s performance inherently involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreements for Montagne Jeunesse skin care products and Batiste dry shampoos; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; the loss of any executive officer; and other risks discussed in this release and in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Mark E. Goldstein at (303) 373-4860